Exhibit 99.1

SKYMALL(TM)

1520 East Pima Street
Phoenix, Arizona 85034
www.skymall.com

FOR IMMEDIATE RELEASE

CONTACTS:  Christine Aguilera                    Budd Zuckerman
           Executive Vice President              Genesis Select Corp.
           SkyMall, Inc.                         303-357-6565
           602-528-3249                          budd@genesisselect.com
           aguilera@skymall.com


    SkyMall Reports Sale of Durham Logo and Identity Subsidiary to Awards.com

PHOENIX - (April 9, 2001) - SkyMall, Inc. (Nasdaq: SKYM), the branded multi-channel specialty retailer, today announced the sale of Durham & Company, its Logo and Identity business, to Awards.com, Inc. In exchange for certain assets of Durham, SkyMall received an equity interest in Awards.com and a note receivable.

"We are enthusiastic about both the immediate benefits to SkyMall and the future upside equity potential of this transaction," said Robert M. Worsley, founder and CEO. "We had made little growth progress with the Durham business over the last two years and felt this business would be best situated with an aggressive player whose sole emphasis was to create a strong brand in this large, fragmented and unbranded industry segment. Awards.com, one of the fastest growing promotional and awards companies, seems to be a perfect fit. We will also be assisting Awards.com by leveraging SkyMall assets for significant growth."

"The sale of Durham allows SkyMall's management team to stay totally focused on our core competencies and deliver the operating objectives we have defined for 2001," Worsley continued.

SkyMall will hold a seat on the Awards.com's Board. SkyMall expects the sale consideration to approximate the recorded balances of the Durham assets.


About SkyMall, Inc.

Founded in 1989, SkyMall(R) is a multi-channel specialty retailer that provides a large selection of premium-quality products and services to consumers from a wide variety of merchants and partners. SkyMall is best known for its in-flight catalog, which is available on more than 73% of all domestic airlines, reaching approximately 540 million domestic airline passengers annually. Through its skymall.com, inc. subsidiary, which operates the skymall.com(R) Web site, SkyMall offers an expanded selection of products and services to online shoppers. SkyMall provides a merchandise redemption program for a number of loyalty programs, allowing consumers to purchase SkyMall merchandise with loyalty points earned in other programs. For further information and prior press releases, please visit SkyMall's Web site at www.skymall.com.

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include the ability of the Company to implement its business plan, the continued maintenance of airline and other relationships, increases in airline fuel and paper prices, and the ability of the Company to continue to satisfy bank and other Nasdaq listing covenants, as well as those factors detailed by SkyMall, Inc. in its filings with the Securities and Exchange Commission.

Note to Editors: SkyMall(R) and skymall.com(R) are registered trademarks of SkyMall, Inc.